Exhibit 2.2

BYLAWS

OF

XY - THE FINDABLES COMPANY,

a Delaware corporation

i

Section 58.	Discovery	33
Section 59.	Awards	33
Section 60.	Costs and Expenses	33
Section 61.	Final and Binding	33
Section 62.	Miscellaneous	34

BYLAWS

OF

XY - THE FINDABLES COMPANY,

a Delaware corporation

ARTICLE I

OFFICES

Section 1.      Registered Office.  The registered office of XY - the Findables Company (the “Corporation”) in the State of Delaware shall be as stated in the Corporation’s Certificate of Incorporation, as amended and restated from time to time (the “Certificate of Incorporation”).

Section 2.      Other Offices.  The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the board of directors of the Corporation (the “Board”), and may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine or the business of the Corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3.      Corporate Seal.  The Board may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4.      Place of Meetings.  Meetings of the stockholders of the Corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”).

Section 5.      Annual Meeting.

(a)     The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board. Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of a meeting of stockholders; (ii) by or at the direction of the Board; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section (b) of these Bylaws.

(b)      At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section (a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (ii) such other business must be a proper matter for stockholder action under the DGCL, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice (as defined in this Section (b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 5. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c)      Notwithstanding anything in the second sentence of Section (b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(d)      Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e)      Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(f)      For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6.      Special Meetings. Special meetings of the stockholders of the Corporation may be called for any purpose or purposes by (i) the Chairman of the Board; (ii) the Chief Executive Officer; (iii) the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption); or (iv) by the holders of shares entitled to cast not less than 10% of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board shall fix.

Section 7.       Notice of Meetings.

(a)      In General.   Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting; except that where the matter to be acted on is a merger or consolidation of the Corporation or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than 20 nor more than 60 days prior to such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given. If at any meeting action is proposed to be taken which, if taken, would entitle stockholders fulfilling the requirements of Section 262(d) of the DGCL to an appraisal of the fair value of their shares, the notice of such meeting shall contain a statement of that purpose and to that effect and shall be accompanied by a copy of that statutory section.

(b)      By Electronic Transmission.   Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent, and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this subparagraph (b) shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 8.      Quorum.    At all meetings of stockholders, except where otherwise provided by statute, the Certificate of Incorporation or these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of outstanding shares representing a majority of the voting power entitled to vote shall constitute a quorum for the transaction of business. Shares, the voting of which at said meeting have been enjoined, or which for any reason cannot be lawfully voted at such meeting, shall not be counted to determine a quorum at said meeting. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of outstanding shares representing a majority of the voting power represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the holders of outstanding shares representing a majority of the voting power present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute, the Certificate of Incorporation or these Bylaws, outstanding shares representing a majority of the voting power of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, the Certificate of Incorporation or these Bylaws, the affirmative vote of outstanding shares representing a majority (plurality, in the case of the election of directors) of the voting power of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9.      Adjournment and Notice of Adjourned Meetings.    Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of outstanding shares representing a majority of the voting power present in person, by remote communication, if applicable, or represented by proxy. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10.     Voting Rights.

(a)      For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the Corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders.

(b)      Every person entitled to vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law, which proxy shall be filed with the Secretary of the Corporation at or before the meeting at which it is to be used. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it or of his or her legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

(c)      Without limiting the manner in which a stockholder may authorize an agent or agents to act for him as proxy pursuant to subsection (b) of this section, the following shall constitute a valid means by which a stockholder may grant such authority:

 (1)      A stockholder may execute a writing authorizing another person or persons to act for him as proxy. Execution may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

 (2)      A stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telephone, telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telephone, telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telephone, telegram, cablegram or other electronic transmission was authorized by the stockholder. Such authorization can be established by the signature of the stockholder on the proxy, either in writing or by a signature stamp or facsimile signature, or by a number or symbol from which the identity of the stockholder can be determined, or by any other procedure deemed appropriate by the Inspectors (as defined in Section 15(c)) or other persons making the determination as to due authorization. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the Inspectors or, if there are no Inspectors, such other persons making that determination shall specify the information upon which they relied.

(d)      Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to subsection (c) of this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 11.    Joint Owners of Stock.  If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12.     List of Stockholders.  The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation need not include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 13.     Nominations of Persons for Election to the Board.  In addition to any other applicable requirements, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders by or at the direction of the Board, by any nominating committee or person appointed by the Board or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 13. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 45 days nor more than 75 days prior to the date on which the Corporation first mailed its proxy materials for the previous year’s annual meeting of stockholders (or the date on which the Corporation mails its proxy materials for the current year if during the prior year the Corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person,

(iii) the class and number of shares of the Corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the 1934 Act; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. These provisions shall not apply to nomination of any persons entitled to be separately elected by holders of preferred stock. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Section 14.     Action Without a Meeting.

(a)      Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b)      Every written consent or electronic transmission shall bear the date of signature of each stockholder who signs the consent, and no written consent or electronic transmission shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation in the manner herein required, written consents or electronic transmissions signed by a sufficient number of stockholders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(c)      Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the Corporation as provided in Section 228(c) of the DGCL. If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

(d)      A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or other person authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder and (ii) the date on which such stockholder, proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the state of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 15.     Organization.

(a)      Chairman.  At every meeting of stockholders, the Chairman of the Board, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, the President, or, if the President is absent, a chairman of the meeting chosen by outstanding shares representing a majority of the voting power entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the Chief Executive Officer, shall act as secretary of the meeting.

(b)      Rules and Regulations.  The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the Inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)      Inspectors of Elections.  The Board shall, in advance of any meeting of stockholders, appoint one or more inspectors (“Inspectors”) to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate Inspectors (“Alternate Inspectors”) to replace any Inspector who fails to act. If no Inspector or Alternate Inspector is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more Inspectors to act at the meeting. Each Inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of Inspector with strict impartiality and according to the best of his ability. The Inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the Inspectors, and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The Inspectors may appoint or retain other persons or entities to assist the Inspectors in the performance of the duties of the Inspectors. In determining the validity and counting of proxies and ballots, the Inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Section 211(a)(2)(B)(i) or (iii) thereof, ballots and the regular books and records of the Corporation, except that the Inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the Inspectors consider other reliable information for the limited purpose permitted herein, the Inspectors at the time they make their certification pursuant to (v) of this section shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the Inspectors’ belief that such information is accurate and reliable.

ARTICLE IV

DIRECTORS

Section 16.    Number.  The authorized number of directors of the Corporation shall be fixed by the Board from time to time. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Section 17.     Powers.  The powers of the Corporation shall be exercised, its business conducted and its property controlled by the Board, except as may be otherwise provided by statute, the Certificate of Incorporation or these Bylaws.

Section 18.     Term of Office.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected by a plurality vote of the shares represented in person or by proxy at each annual meeting of stockholders and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified or until their death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 19.     Vacancies.  Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole Board.

Section 20.     Resignation.  Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board. If no such specification is made, it shall be deemed effective at the pleasure of the Board. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 21.     Removal.  The Board or any director may be removed from office at any time, with or without cause, and a new director or directors elected by a vote of stockholders holding outstanding shares representing a majority of the voting power entitled to vote at an election of directors.

Section 22.     Meetings.

(a)      Annual Meetings.    The annual meeting of the Board shall be held immediately after the annual stockholders’ meeting and at the place where such meeting is held or at the place announced by the Chairman at such meeting. No notice of an annual meeting of the Board shall be necessary, and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.

(b)      Regular Meetings.    Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board and publicized among all directors, either orally or in writing, including a voice-messaging system or other system designated to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for a regular meeting of the Board.

(c)      Special Meetings.    Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board or, if there is no Chairman of the Board, by the Chief Executive Officer or by any of the directors.

(d)      Meetings by Electronic Communications Equipment.  Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(e)      Notice of Special Meetings.  Notice of the time and place of all special meetings of the Board shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 48 hours before the date and time of the meeting, or sent in writing to each director by first class mail, postage prepaid, at least 120 hours before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(f)      Waiver of Notice.  The transaction of all business at any meeting of the Board, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 23.     Quorum and Voting.

(a)      Unless the Certificate of Incorporation requires a greater number, a quorum of the Board shall consist of a majority of the exact number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation; provided, however, at any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board, without notice other than by announcement at the meeting.

(b)      At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 24.     Action Without Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 25.     Fees and Compensation.  Directors shall be entitled to such compensation for their services as may be approved by the Board, including, if so approved, by resolution of the Board, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board and at any meeting of a committee of the Board. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 26.     Committees.

(a)      Executive Committee.  The Board may appoint an Executive Committee to consist of one or more members of the Board. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the Corporation.

(b)      Other Committees.  The Board may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board shall consist of one or more members of the Board and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)      Term.  The Board, subject to any requirements of any outstanding series of Preferred Stock, the provisions of subsections (a) or (b) of this Bylaw may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(d)      Meetings.  Unless the Board shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place of special meetings of the Board. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 27.     Organization.  At every meeting of the directors, the Chairman of the Board, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or if the Chief Executive Officer is absent, the most senior officer (if also a director) or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 28.     Officers Designated.  The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer (or Treasurer). The Board may also appoint a Chairman of the Board, one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers, and such other officers and agents with such powers and duties as it or he shall deem necessary. The order of the seniority of the Vice Presidents shall be in the order of their nomination unless otherwise determined by the Board. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the Corporation shall be fixed by or in the manner designated by the Board.

Section 29.     Tenure and Duties of Officers.

(a)      General.  All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board may be removed at any time by the Board. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the Corporation.

(b)      Duties of Chief Executive Officer.  The Chief Executive Officer shall be the chief executive officer of the Corporation and when present shall preside at all meetings of the stockholders, unless the Chairman of the Board of Directors has been appointed and is present. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board shall designate from time to time.

(c)      Duties of President.  The President shall perform other duties commonly incident to the office and shall also perform such duties and have such powers as the Board shall designate from time to time.

(d)      Duties of Vice Presidents.  The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board or the President shall designate from time to time.

(e)      Duties of Secretary.  The Secretary shall attend all meetings of the stockholders and of the Board and any committee thereof, and shall record all acts and proceedings thereof in the minute book of the Corporation, which may be maintained in either paper or electronic form. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board shall designate from time to time. The Board may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board shall designate from time to time.

(f)      Duties of Chief Financial Officer.  The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board. The Chief Financial Officer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board shall designate from time to time. The Board may direct the Chief Financial Officer or any Assistant Financial Officer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Chief Financial Officer and Assistant Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board shall designate from time to time.

Section 30.     Delegation of Authority.  The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 31.     Resignations.  Any officer may resign at any time by giving notice in writing or by electronic transmission notice to the Board, the Chief Executive Officer or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 32.     Removal.  Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING

OF SECURITIES OWNED BY THE CORPORATION

Section 33.     Execution of Corporate Instruments.

(a)      The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the Corporation.

(b)      All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall authorize so to do.

(c)      Unless otherwise specifically determined by the Board or otherwise required by law, formal contracts of the Corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the Corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the

Corporation, shall be executed, signed or endorsed by the Chairman of the Board (if there be such an officer appointed) or by the Chief Executive Officer; such documents may also be executed by the President, any Vice President and by the Secretary or Chief Financial Officer or any Assistant Secretary or Assistant Financial Officer. All other instruments and documents requiring the corporate signature but not requiring the corporate seal may be executed as aforesaid or in such other manner as may be directed by the Board. Notwithstanding the foregoing provisions of this subsection, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount unless authorized or ratified by the Board or within the agency power of such officer, agent or employee.

(d)      Execution of any corporate instrument may be effected in such form, either manual, facsimile or electronic signature, as may be authorized by the Board.

Section 34.     Voting of Securities Owned by the Corporation.   All stock and other securities of other corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board or, in the absence of such authorization, by the Chairman of the Board (if there be such an officer appointed), or by the Chief Executive Officer, the President or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 35.     Uncertificated Shares.     The shares of the Corporation shall be uncertificated.

Section 36.     Transfers.

(a)      Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized.

(b)      The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 37.     Fixing Record Dates.

(a)      In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b)      In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board to fix a record date. The Board shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c)      In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 38.     Registered Stockholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 39.     Execution of Other Securities.  All bonds, debentures and other corporate securities of the Corporation may be signed by the Chairman of the Board (if there be such an officer appointed), the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or an Assistant Financial Officer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Chief Financial Officer or an Assistant Financial Officer of the Corporation or such other person as may be authorized by the Board or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

ARTICLE IX

DIVIDENDS

Section 40.     Declaration of Dividends.   Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 41.     Dividend Reserve.  Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board shall think conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 42.     Fiscal Year.    The fiscal year of the Corporation shall be fixed by resolution of the Board.

ARTICLE XI

INDEMNIFICATION

Section 43.     Indemnification.

(a)      Directors and Officers.  The Corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DCGL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 43.

(b)      Officers.   The Corporation shall have power to indemnify its officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board shall determine.

(c)      Expenses.  The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding, provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 43 or otherwise. Expenses incurred by other agents of the Corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board deems appropriate. Any obligation to reimburse the Corporation for expenses advances shall be unsecured and no interest shall be charged thereon. Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

(d)      Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 45 days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

(e)      Non-Exclusivity of Rights.  The rights conferred on any person by this Bylaw shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. To the extent that any provision of the Certificate of Incorporation, agreement, or vote of the stockholders or disinterested directors is inconsistent with these Bylaws, the provision, agreement, or vote shall take precedence, but only to the extent that the provision, agreement, or vote provides greater rights to such person than the rights conferred on such person by this section. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

(f)      Survival of Rights.  The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)      Insurance.  To the fullest extent permitted by the DGCL, or any other applicable law, the Corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

(h)      Settlement of Claims.  The Corporation shall not be liable to indemnify any director, officer, employee or other agent under this Bylaw for (a) any amounts paid in settlement of any action or claim effected without the Corporation’s written consent, which consent shall not be unreasonably withheld; or (b) any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

(i)      Amendments.  Any amendment, repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

(j)      Subrogation.  In the event of payment under this Bylaw, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

(k)      No Duplication of Payments.  The Corporation shall not be liable under this Bylaw to make any payment in connection with any claim made against the indemnitee to the extent he has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

(l)      Saving Clause.  If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law. If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and officer to the full extent under applicable law.

(m)    Certain Definitions.    For the purposes of this Bylaw, the following definitions shall apply:

(1)      The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)      The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)      The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4)      References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5)      References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Bylaw.

ARTICLE XII

NOTICES

Section 44.     Notices.

(a)      Notice to Stockholders.   Written notice to stockholders of stockholder meetings shall be given as provided in Section 44 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be by United States mail, facsimile, telegraph or telex or by electronic mail or other electronic means.

(b)      Notice to Directors.  Any notice required to be given to any director may be given by the method stated in subsection (a), or as provided for in ARTICLE IV Section 22 of these Bylaws. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)      Affidavit of Mailing.    An affidavit of mailing, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained. All notices given by mail, as above provided, shall be deemed to have been given as at the time of mailing, and all notices given by means of electronic transmission shall be deemed to have been given as at the sending time recorded by the electronic transmission equipment operator transmitting the same.

(d)      Methods of Notice.  It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such a stockholder or such director to receive such notice.

(e)      Waiver of Notice.  Whenever any notice is required to be given under the provisions of controlling statutes, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

(f)      Notice to Person with Whom Communication Is Unlawful.   Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the Corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

ARTICLE XIII

AMENDMENTS

Section 45.     Amendments.    Except as otherwise provided in the Certificate of Incorporation, these Bylaws may be repealed, altered or amended or new Bylaws adopted by written consent of stockholders in the manner authorized by ARTICLE III Section 14, or at any meeting of the stockholders, either annual or special, by the affirmative vote of outstanding shares representing a majority of the voting power entitled to vote at such meeting, unless a larger vote is required by these Bylaws or the Certificate of Incorporation. Except as otherwise provided in the Certificate of Incorporation, the Board shall also have the authority to repeal, alter or amend these Bylaws or adopt new Bylaws by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws and provided that the Board shall not make or alter any Bylaws fixing the qualifications, classifications, or term of office of directors.

ARTICLE XIV

RIGHT OF FIRST REFUSAL

Section 46.     Right of First Refusal.  No stockholder shall, directly or indirectly, sell, assign, pledge, or in any manner transfer any of the shares of stock of the Corporation or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise (each, a “Transfer”), except by a Transfer which meets the requirements hereinafter set forth in this Section 46:

(a)      If the stockholder desires to Transfer any of his shares of stock, then the stockholder shall first give written notice thereof to the Corporation. The notice shall name the proposed transferee and state the number of shares to be Transferred, the proposed consideration, and all other terms and conditions of the proposed Transfer.

(b)      For 30 days following receipt of such notice, the Corporation shall have the option to purchase all (but not less than all) of the shares specified in the notice at the price and upon the terms set forth in such notice; provided, however, that, with the consent of the stockholder, the Corporation shall have the option to purchase a lesser portion of the shares specified in said notice at the price and upon the terms set forth therein. In the event of a gift, property settlement or other Transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Section 46, the price shall be deemed to be the fair market value of the stock at such time as determined in good faith by the Board. In the event the Corporation elects to purchase all of the shares or, with consent of the stockholder, a lesser portion of the shares, it shall give written notice to the transferring stockholder of its election and settlement for said shares shall be made as provided below in paragraph (d).

(c)      The Corporation may assign its rights hereunder.

(d)      In the event the Corporation and/or its assignee(s) elect to acquire any of the shares of the transferring stockholder as specified in said transferring stockholder’s notice, the Secretary of the Corporation shall so notify the transferring stockholder and settlement thereof shall be made in cash within 30 days after the Secretary of the Corporation receives said transferring stockholder’s notice; provided that if the terms of payment set forth in said transferring stockholder’s notice were other than cash against delivery, the Corporation and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in said transferring stockholder’s notice.

(e)      In the event the Corporation and/or its assignees(s) do not elect to acquire all of the shares specified in the transferring stockholder’s notice, said transferring stockholder may, within the 60 day period following the expiration of the option rights granted to the Corporation and/or its assignee(s) herein, transfer the shares specified in said transferring stockholder’s notice which were not acquired by the Corporation and/or its assignee(s) as specified in said transferring stockholder’s notice. All shares so sold by said transferring stockholder shall continue to be subject to the provisions of this Bylaw in the same manner as before said transfer.

(f)      Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this Bylaw:

(1)      A stockholder’s transfer of any or all shares held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s immediate family or to any custodian or trustee for the account of such stockholder or such stockholder’s immediate family or to any limited partnership of which the stockholder, members of such stockholder’s immediate family or any trust for the account of such stockholder or such stockholder’s immediate family will be the general or limited partner(s) of such partnership. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the stockholder making such transfer.

(2)      A stockholder’s transfer of any or all of such stockholder’s shares to the Corporation or to any other stockholder of the Corporation.

In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this Section 46, and there shall be no further transfer of such stock except in accord with this Section 46.

(g)      The provisions of this Section 46 may be waived with respect to any transfer either by the Corporation, upon duly authorized action of its Board, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the Corporation (excluding the votes represented by those shares to be transferred by the transferring stockholder). This Section 46 may be amended or repealed either by a duly authorized action of the Board or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the Corporation.

(h)     Any sale or transfer, or purported sale or transfer, of securities of the Corporation shall be null and void unless the terms, conditions, and provisions of this Section 46 are strictly observed and followed.

(i)      The foregoing right of first refusal shall terminate on either of the following dates, whichever shall first occur:

(1)      On May 26, 2026; or

(2)      Upon the date securities of the Corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

Notwithstanding anything to the contrary herein, this Section 46 shall not apply to any shares of stock of the Corporation subject to a right of first refusal set forth in an agreement between the Corporation and the holder of such shares.

ARTICLE XV

DRAG-ALONG RIGHTS

Section 47.     Definitions.  A “Sale of the Corporation” shall mean either: (a) a Change of Control Transaction (as defined below); or (b) a transaction that qualifies as an Asset Sale (as defined below), each of (a) and (b), to be entered into with an independent third party.

“Asset Sale” means the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“Change of Control Transaction” means the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any equity acquisition, reorganization, merger or consolidation but excluding any sale of equity for capital raising purposes) other than a transaction or series of related transactions in which the holders of voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent).

Section 48.     Actions to be Taken.  Prior to the closing of the Corporation’s first firm commitment underwritten public offering of the Corporation’s Common Stock registered under the Securities Act, in the event that the holders of a majority of shares of Class B Common Stock (the “Drag Holders”) approve a Sale of the Corporation in writing, specifying that this Section 48 shall apply to such transaction, then each stockholder and the Corporation hereby covenant and agree:

(a)      If such transaction requires stockholder approval, with respect to all securities that such stockholder owns or over which such stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all securities in favor of, and adopt, such Sale of the Corporation (together with any related amendment to the Certificate of Incorporation), required in order to implement such Sale of the Corporation) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Corporation to consummate such Sale of the Corporation.

(b)      If such transaction is a sale of securities, to sell the same proportion of securities of the Corporation beneficially held by such stockholder as is being sold by the Drag Holders to the person or entity to whom the Drag Holders propose to sell their securities, and, except as permitted in Section 49 below, on the same terms and conditions as the Drag Holders.

(c)      To execute and deliver all related documentation and take such other action in support of the Sale of the Corporation as shall reasonably be requested by the Corporation or the Drag Holders in order to carry out the terms and provision of this Section 48, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents.

(d)      Not to deposit, and to cause their affiliates not to deposit, except as provided in this Agreement, any securities of the Corporation owned by such party or affiliate in a voting trust or subject any securities to any arrangement or agreement with respect to the voting of such securities, unless specifically requested to do so by the acquiror in connection with the Sale of the Corporation.

(e)      To refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Corporation.

(f)      If the consideration to be paid in exchange for the securities pursuant to this Section 48 includes any securities and due receipt thereof by any stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Corporation may cause to be paid to any such stockholder in lieu thereof, against surrender of the securities which would have otherwise been sold by such stockholder, an amount in cash equal to the fair value (as determined in good faith by the Corporation) of the securities which such stockholder would otherwise receive as of the date of the issuance of such securities.

(g)      In the event that the Drag Holders, in connection with such Sale of the Corporation, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Corporation, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Corporation and its related service as the representative of the stockholder, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

(h)      Take all actions to ensure the Corporation accepts the Sale of the Corporation and provides the counterparty to such transaction with all requested due diligence materials and other information and documents reasonably requested by such counterparty.

Section 49.     Exceptions.   Notwithstanding the foregoing, a stockholder will not be required to comply with Section 48 above in connection with any proposed Sale of the Corporation (the “Proposed Sale”), unless:

(a)      Any representations and warranties to be made by such stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such securities, including, but not limited to, representations and warranties that (i) the stockholder holds all right, title and interest in and to the securities that such stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the stockholder have been duly executed by the stockholder and delivered to the acquirer and are enforceable against the stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the Proposed Sale, nor the performance of the stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment.

(b)      The stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Corporation (except to the extent that funds may be paid out of an escrow established to cover breach of representations and warranties of the Corporation as well as breach by any stockholder of any identical representations and warranties provided by all stockholders).

(c)      The liability for indemnification, if any, of such stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Corporation or its stockholders in connection with such Proposed Sale, is several and not joint (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Corporation as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such stockholder in connection with such Proposed Sale.

(d)      Liability shall be limited to such stockholder’s applicable share (determined based on the respective proceeds payable to each stockholder in connection with such Proposed Sale in accordance with the provisions of the applicable corporate governance documents) of a negotiated aggregate indemnification amount that applies equally to all stockholders but that in no event exceeds the amount of consideration otherwise payable to such stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such stockholder.

(e)      Upon the consummation of the Proposed Sale (i) each holder of each class or series of the Corporation’s securities will receive the same form and amount of consideration for their securities of such class or series as is received by other holders in respect of their securities of such same class or series of securities, (ii) unless the Drag Holders elect to receive a lesser amount by written notice given to the Corporation prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Corporation’s securities shall be allocated among the holders of the Corporation’s securities on the basis of the relative liquidation preferences (if any) to which the holders of each respective class or series of the Corporation’s securities are entitled in a liquidation (assuming for this purpose that the Proposed Sale is deemed a liquidation pursuant to the Certificate of Incorporation) in accordance with the Corporation’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for securities, as applicable, pursuant to this Section 49(e) includes any securities and due receipt thereof by any holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Corporation may cause to be paid to any such holder in lieu thereof, against surrender of the Corporation’s securities held by such holder, as applicable, which would have otherwise been sold by such holder, an amount in cash equal to the fair value (as determined in good faith by the Corporation) of the securities which such holder would otherwise receive as of the date of the issuance of such securities in exchange for the Corporation’s securities held by such holder, as applicable.

(f)      Subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of securities, if any holders of any securities of the Corporation are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such securities will be given the same option; provided, however, that nothing in this Section 49(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Corporation’s stockholders.

Section 50.      Irrevocable Proxy and Power of Attorney.   Each stockholder hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Chief Executive Officer of the Company (or, if there is no Chief Executive Officer, the President of the Company), and a designee of the Drag Holders, and each of them, with full power of substitution, with respect to the matters set forth herein, including without limitation, votes regarding any Sale of the Company pursuant to Section 48 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this ARTICLE XV, all of such stockholder’s securities then-held that such stockholder owns or over which such stockholder otherwise exercises voting power in favor of approving of any Sale of the Company pursuant to and in accordance with the terms and provisions of this

ARTICLE XV or to take any action necessary to effect this ARTICLE XV. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this ARTICLE XV, as such, each is coupled with an interest and shall be irrevocable unless and until this ARTICLE XV terminates or expires pursuant to Section 52. Each stockholder hereby revokes any and all previous proxies or powers of attorney with respect to the such stockholder’s securities then-held that such stockholder owns or over which such stockholder otherwise exercises voting power and shall not hereafter, unless and until this ARTICLE XV terminates or expires pursuant to Section 52, purport to grant any other proxy or power of attorney with respect to any of such securities, deposit any of such securities into a voting trust or enter into any agreement (other than as set forth herein), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such securities, in each case, with respect to any of the matters set forth herein.

Section 51.     Specific Enforcement.  Each stockholder acknowledges and agrees that each stockholder will be irreparably damaged in the event any of the provisions of this ARTICLE XV are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the stockholders shall be entitled to an injunction to prevent breaches of this ARTICLE XV, and to specific enforcement of this ARTICLE XV and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

Section 52.     Termination.  The foregoing drag-along rights in this ARTICLE XV shall terminate on either of the following dates, whichever shall first occur:

(1)      On May 26, 2026; or

(2)      Upon the date securities of the Corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

Notwithstanding anything to the contrary herein, this ARTICLE XV shall not apply to any shares of stock of the Corporation subject to drag along rights set forth in an agreement between the Corporation and the holder of such shares.

ARTICLE XVI

LOANS TO OFFICERS

Section 53.     Loans to Officers.  The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the Board, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

ARTICLE XVII

FORUM FOR ADJUDICATION OF DISPUTES

Section 54.     Forum for Adjudication of Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE XVII.

ARTICLE XVIII

ARBITRATION

Section 55.     Procedures for Arbitration of Disputes.    Any disputes, claims or controversies brought by or on behalf of any stockholder of the Corporation (which, for purposes of this ARTICLE XVIII, shall mean any stockholder of record or any beneficial owner of shares of the Corporation, or any former stockholder of record or beneficial owner of shares of the Corporation), either on his, her or its own behalf, on behalf of the Corporation or on behalf of any series or class of shares of the Corporation or stockholders of the Corporation against the Corporation or any trustee, officer, manager, agent or employee of the Corporation, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of the Declaration of Corporation or these Bylaws (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this ARTICLE XVIII. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, officers, directors, managers, agents or employees of the Corporation and the Corporation and class actions by stockholders against those individuals or entities and the Corporation. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

Section 56.     Arbitrators.  There shall be three arbitrators. If there are only two parties to the Dispute, each party shall select one arbitrator within 15 days after receipt by respondent of a copy of the demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If either party fails to timely select an arbitrator, the other party to the Dispute shall select the second arbitrator who shall be neutral and impartial and shall not be affiliated with or an interested person of either party. If there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either all claimants or all respondents fail to timely select an arbitrator then such arbitrator (who shall be neutral, impartial and unaffiliated with any party) shall be appointed by the parties who have appointed the first arbitrator. The two arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within 15 days of the appointment of the second arbitrator. If the third arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

Section 57.     Place of Arbitration.  The place of arbitration shall be determined pursuant to Section 54 unless otherwise agreed by the parties.

Section 58.     Discovery.    There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

Section 59.     Awards.  In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Delaware (without regard to conflicts of law principles). Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based. Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset. The party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

Section 60.     Costs and Expenses.  Except as otherwise set forth in the Certificate of Incorporation or these Bylaws, or as otherwise agreed between the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Corporation’s award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

Section 61.     Final and Binding.  An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon the Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

Section 62.     Miscellaneous.  This ARTICLE XVIII is intended to benefit and be enforceable by the stockholders, trustees, officers, directors, managers, agents or employees of the Corporation and the Corporation, and shall be binding on the stockholders of the Corporation and the Corporation, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE XVIII.